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                                                                    Exhibit 5.1

                          [Frost and Jacobs Letterhead]









                                November 14, 1996
                                                                (513) 651-6800



Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

         We are counsel for Cincinnati Bell Inc. (the "Company") and are acting as such in connection with the registration of an additional 1,010,000 of the Company's common shares, par value $1.00 per share (the "Common Shares"), under the Securities Act of 1933, as amended, on a Form S-3 Registration Statement (the "Registration Statement") filed pursuant to Rule 462(b) in connection with the Registration Statement on Form S-3 (File No. 13699) declared effective on November 14, 1996 at 4 p.m.

         With respect to the Common Shares registered pursuant to the Registration Statement as filed (and as it may be amended), this is to advise that it is our opinion that the Company is duly organized as an Ohio corporation and is in good standing, and that the Common Shares to be registered, when sold, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio.

         We hereby give our written consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name wherever it appears in such Registration Statement.

                                                     Very truly yours,

                                                     /s/ Frost & Jacobs